DIME COMMUNITY BANCSHARES REPORTS EARNINGS
Net Income of $0.30 Per Diluted Share.  Credit Quality Remains Solid.

Brooklyn, NY – October 28, 2013 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported financial results for the quarter ended September 30, 2013. Consolidated net income for the quarter was $10.6 million, or $0.30 per diluted share, compared to $12.0 million, or $0.34 per diluted share, for the quarter ended June 30, 2013, and $11.8 million, or $0.34 per diluted share, for the quarter ended September 30, 2012.
Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "We were pleased to post another solid quarter of earnings, as we continue to be impacted by the heavy refinancing activities in our lending marketplace.  We closed $289.6 million of loans during the September 2013 quarter, and the annualized growth rate in the real estate loan portfolio has approximated 6% during the first nine months of 2013, putting the Company on track to meet its 2013 goal.  Prepayment fees were $1.2 million lower in the third quarter compared to the second quarter, adversely impacting diluted earnings per share by $0.02.  Net interest margin excluding prepayment fees declined 8 basis points to 2.98%, providing the bulk of the remaining decline in diluted earnings per share from the June 2013 quarter."
"More importantly," continued Mr. Palagiano, "interest rate offerings in the multifamily sector have turned up from their historic lows in this cycle, as the yield curve continues to steepen, albeit modestly.  Should the present conditions persist, we anticipate net interest margin and the average loan portfolio yield hitting their cyclical bottom in the upcoming quarters."
Loan amortization and satisfactions, including refinances of existing loans, declined from a 33.2% annualized rate during the June 2013 quarter to 25.7% during the September 2013 quarter.  Prepayment fee income, which is generally proportional to amortization levels, also fell from $4.6 million (or $0.08 per diluted share after-tax) during the June 2013 quarter to $3.4 million (or $0.06 per diluted share after tax) during the September 2013 quarter.

OPERATING RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2013
Net Interest Margin
Net interest margin ("NIM") was 3.35% during the quarter ended September 30, 2013 compared to 3.55% during the June 2013 quarter.  For forecasting purposes, the "core" NIM, which excludes the effect of loan prepayment fees, decreased from 3.06% during the June 2013 quarter to 2.98% during the September 2013 quarter, reflecting a reduction of 10 basis points in the average yield on interest earning assets (primarily caused by a reduction of 16 basis points in the average yield on real estate loans exclusive of the effects of prepayment fee income), that was partially offset by a reduction of 5 basis points in the average cost of interest bearing liabilities.
A 5 basis point decline in the average cost of deposits helped to reduce the average cost of all interest bearing liabilities, as bank deposit rates (mainly short term) remained low in the Bank's market area.
The 16 basis point decline in the average yield on real estate loans (excluding the effects of prepayment fee income) on a linked quarter basis resulted from the cumulative effect of increased portfolio refinance and amortization activities during the period October 2012 through September 2013, as U.S. Treasury yields hovered at historically low levels, and loans repriced at lower rates.  Throughout the summer, there was a slight uptick in the offering rate on new multifamily originations, so that the range of rates for a prime, low-loan-to-value 5 year repricing loan was in the 3.50 – 3.75% range.
Net Interest Income
Net interest income was $31.7 million in the quarter ended September 30, 2013, down $2.1 million from $33.8 million reported in the June 2013 quarter, and down $1.7 million from $33.4 million reported in the September 2012 quarter.  Prepayment fee income on loans totaled $3.4 million during the September 2013 quarter, compared to $4.6 million recognized in the June 2013 quarter and $3.1 million during the September 2012 quarter.  Absent the impact of loan prepayment fee income, net interest income was $28.2 million during the September 30, 2013 quarter, down $874,000 from the June 30, 2013 quarter and $1.9 million from the September 30, 2012 quarter.  The decline in net interest income (excluding loan prepayment fee income) from the June 2013 quarter resulted primarily from a decline of 10 basis points in the average yield earned on the Company's interest earning assets, reflecting the ongoing loan refinancing activity.
Provision/Allowance For Loan Losses
The Company recognized net charge-offs of $202,000 and provisioned $240,000 for loan losses during the September 2013 quarter.  This led to a net increase of $38,000 in the allowance for loan losses from June 30, 2013 to September 30, 2013.  The quarterly loan loss provision, while increasing from $28,000 in the June

 2013 quarter, remained relatively low during the September 2013 quarter, reflecting the continued stability of the Bank's credit quality.
At September 30, 2013, the allowance for loan losses as a percentage of total loans stood at 0.56%, down slightly from 0.57% at the close of the prior quarter, as a result of growth in the loan portfolio during the September 2013 quarter.
Non-Interest Income
Non-interest income was $2.0 million for the quarter ended September 30, 2013, an increase of $287,000 from the previous quarter.  The valuation of equity mutual funds designated as trading for accounting purposes increased $121,000 from the June 2013 quarter.  The remaining increase in non-interest income from the previous quarter resulted primarily from higher fees collected on portfolio loans.
Non-Interest Expense
Non-interest expense was $15.6 million in the quarter ended September 30, 2013, up $228,000 from the prior quarter, and slightly above the forecasted level of $15.5 million.  The largest portion of the variance from forecast was due to a variable component of compensation and benefit expense which is linked to the performance of the equity markets, and the smaller portion due to occupancy costs, which are running just slightly above our budget.
Non-interest expense was 1.56% of average assets during the most recent quarter.  The efficiency ratio approximated 46.4% during the same period.
Income Tax Expense
The effective tax rate approximated 40.4% during the most recent quarter, generally in line with the 40.0% forecasted level.
BALANCE SHEET
Total assets were $4.02 billion at September 30, 2013, up $64.1 million from June 30, 2013.  Net loans increased by $62.2 million, comprising most of the asset growth during the period.
The Company added $35.0 million of Federal Home Loan Bank of New York ("FHLBNY") advances on a net basis during the September 2013 quarter to fund a portion of the asset growth during the period.  The remaining asset growth was funded primarily through growth in both mortgagor escrow and money market deposits.  Assets grew by approximately 3.8% on an annualized basis during the first nine months of 2013, and remain forecasted to grow approximately 5% during the year ending December 31, 2013.

Real Estate Loans
Real estate loan originations were $289.6 million during the September 2013 quarter, at a weighted average interest rate of 3.39%.  Of this amount, $108.7 million represented loan refinances from the existing portfolio.  Loan amortization and satisfactions, including the $108.7 million of refinances of existing loans, totaled $233.2 million during the quarter, or 25.7% of the average portfolio balance on an annualized basis.  The average rate on amortized and satisfied loan balances during the most recent quarter was 5.30%.  Total loan commitments stood at $146.9 million at September 30, 2013, with a weighted average rate of 3.75%.  The average yield on the loan portfolio (excluding prepayment fee income) during the quarter ended September 30, 2013 was 4.28%, compared to 4.44% during the June 2013 quarter and 5.12% during the September 2012 quarter.
Credit Summary
Non-performing loans (excluding loans held for sale) were $8.8 million, or 0.24% of total loans, at September 30, 2013, down from $9.5 million, or 0.26% of total loans, at June 30, 2013.  Loans delinquent between 30 and 89 days and accruing interest increased to $3.8 million, or approximately 0.10% of total loans, at September 30, 2013, compared to $159,000, or 0.004% of total loans, at June 30, 2013.  There tends to be variability in the category "loans delinquent between 30 and 89 days," and this quarter's increase, while still very low as an absolute percentage of the portfolio, does not appear to reflect a negative credit quality trend.
At September 30, 2013, non-performing assets represented 2.6% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table on page 12).  This number compares very favorably to both industry and regional averages.
Within the pool of serviced loans previously sold to Fannie Mae with recourse exposure, total loans delinquent 30 days or more approximated $400,000 at September 30, 2013, down from approximately $700,000 at June 30, 2013. The remaining pool of loans serviced for Fannie Mae totaled $216.1 million as of September 30, 2013, down from $229.2 million as of June 30, 2013.  Due to both ongoing amortization and the near absence of problem loans within the Fannie Mae portfolio, the Company determined that its liability for the first loss position could be reduced by $50,000, which was recognized during the quarter ended September 30, 2013.
Deposits and Borrowed Funds
Retail deposits increased $1.5 million from June 30, 2013 to September 30, 2013, with net inflows of $24.0 million in core deposits offset by net outflows of $22.5 million in certificates of deposit during the period.  The Bank did not implement any significant promotional deposit activities during the September 2013 quarter, and enacted slight reductions in rates that resulted in a reduction of 5 basis points in the average cost of deposits during the September 2013 quarter.  At September 30, 2013, average deposit balances approximated $100.4 million per branch.
The Company transacted $60.0 million of new fixed-rate FHLBNY borrowings during the quarter ended September 30, 2013, of which $25.0 million were utilized to replace borrowings that matured during the period.  The $60.0 million of new borrowings had an average maturity of 3.75 years and an average cost of 1.31%, providing an element of NIM protection to offset the fixed rate loan portfolio, in the event of rising open market rates over the next four years.  The Company intends to use FHLBNY advances to supplement deposit funding when deemed appropriate.
Capital
The Company's consolidated tangible common equity ratio (Tier 1 core leverage) grew during the most recent quarter as a result of both increased retained earnings and stock option exercise activity.  Consolidated tangible capital was 9.51% of tangible assets at September 30, 2013, an increase of 20 basis points from June 30, 2013.  The Company also had approximately $70.7 million of trust preferred debt securities outstanding at September 30, 2013, which, when added to Tier 1 (tangible) capital, increased its consolidated Tier 1 (tangible) capital ratio to approximately 11.2%.
The Bank's tangible capital ratio was 10.24% at September 30, 2013, down slightly from 10.27% at June 30, 2013, due to asset growth during the September 2013 quarter.  The Bank's Total Risk-Based Capital Ratio was 14.07% at September 30, 2013, compared to 13.93% at June 30, 2013.
Reported diluted EPS exceeded the quarterly cash dividend rate per share by 114%, equating to a 47% payout ratio.  Additions to capital from earnings and stock option exercises during the most recent quarterly period caused tangible book value per share to increase $0.24 sequentially during the most recent quarter, to $10.30 at September 30, 2013.
OUTLOOK FOR THE QUARTER ENDING DECEMBER 31, 2013
At September 30, 2013, Dime had outstanding loan commitments totaling $146.9 million (of which $38 million related to loan refinances from the existing portfolio), all of which are likely to close during the quarter ending December 31, 2013, at an average interest rate approximating 3.75%.
For the year ending December 31, 2013, balance sheet growth is targeted to approximate 5.0%, subject to change to reflect market conditions.  Loan prepayments and amortization are currently anticipated to approximate 20% - 25% on an annualized basis during the December 2013 quarter.
On the liability side, deposit funding costs are expected to remain near current historically low levels through the final quarter of 2013.  The Bank has $134.6 million of certificates of deposit ("CDs") maturing at an average cost of 0.92% during the quarter ending December 31, 2013.  Offering rates on 12-month term

CDs currently approximate 50 basis points.  The Company has $88.5 million of borrowings due to mature during the quarter ending December 31, 2013 at an average cost of 2.46%.  FHLBNY advance rates for 3-year, 4-year and 5-year borrowings were 1.06% and 1.55% and 1.94% respectively, as of October 22, 2013.  In the coming quarter, management expects to utilize advances rather than deposits to fund growth as a long-term interest rate hedge against future higher rates.
Loan loss provisioning will likely continue to be a function of loan portfolio growth, incurred and anticipated losses and the overall credit quality of the loan portfolio.
Absent any unforeseen items, non-interest expense is expected to approximate $15.7 million during the December 2013 quarter.
The Company projects that the consolidated effective tax rate will approximate 40.0% in the December 2013 quarter.
ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (Nasdaq: DCOM) had $4.02 billion in consolidated assets as of September 30, 2013, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-six branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.
This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	September 30,	June 30,	December 31,
	2013	2013	2012
ASSETS:
Cash and due from banks	$65,713	$61,291	$79,076
Investment securities held to maturity	5,622	5,617	5,927
Investment securities available for sale	18,468	18,309	32,950
Trading securities	5,262	5,127	4,874
Mortgage-backed securities available for sale	34,226	38,193	49,021
Real Estate Loans:
One-to-four family and cooperative apartment	78,504	81,110	91,876
Multifamily and loans underlying cooperatives (1)	2,859,729	2,780,897	2,670,973
Commercial real estate (1)	723,312	737,593	735,224
Construction and land acquisition	299	338	476
Unearned discounts and net deferred loan fees	5,095	4,309	4,836
Total real estate loans	3,666,939	3,604,247	3,503,385
Other loans	2,109	2,517	2,423
Allowance for loan losses	(20,540)	(20,502)	(20,550)
Total loans, net	3,648,508	3,586,262	3,485,258
Loans held for sale	-	232	560
Premises and fixed assets, net	29,850	29,894	30,518
Federal Home Loan Bank of New York capital stock	41,863	40,288	45,011
Goodwill	55,638	55,638	55,638
Other assets	110,175	110,392	116,566
TOTAL ASSETS	$4,015,325	$3,951,243	$3,905,399
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$170,250	$170,432	$159,144
Interest Bearing Checking	87,995	90,496	95,159
Savings	379,114	379,367	371,792
Money Market	1,119,212	1,092,281	961,359
Sub-total	1,756,570	1,732,576	1,587,454
Certificates of deposit	852,594	875,083	891,975
Total Due to Depositors	2,609,164	2,607,659	2,479,429
Escrow and other deposits	98,160	86,028	82,753
Federal Home Loan Bank of New York advances	772,500	737,500	842,500
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	42,076	40,471	38,463
TOTAL LIABILITIES	3,592,580	3,542,338	3,513,825
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 52,692,461 shares, 52,198,771 shares and 52,021,149 shares issued at September 30, 2013, June 30, 2013 and December 31, 2012,
respectively, and 36,548,503 shares, 36,054,813 shares, and 35,714,269 shares outstanding
at September 30, 2013, June 30, 2013 and December 31, 2012, respectively)	526	522	520
Additional paid-in capital	250,105	242,605	239,041
Retained earnings	397,664	391,989	379,166
Unallocated common stock of Employee Stock Ownership Plan	(2,834)	(2,892)	(3,007)
Unearned Restricted Stock Award common stock	(3,693)	(4,192)	(3,122)
Common stock held by the Benefit Maintenance Plan	(9,013)	(9,013)	(8,800)
Treasury stock (16,143,958 shares, 16,143,958 shares and 16,306,880 shares
at September 30, 2013, June 30, 2013 and December 31, 2012, respectively)	(200,550)	(200,550)	(202,584)
Accumulated other comprehensive loss, net of deferred taxes	(9,460)	(9,564)	(9,640)
TOTAL STOCKHOLDERS' EQUITY	422,745	408,905	391,574
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,015,325	$3,951,243	$3,905,399

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying a significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Interest income:
Loans secured by real estate	$42,451	$44,692	$45,963	$130,291	$143,735
Other loans	25	25	28	74	76
Mortgage-backed securities	310	354	677	1,123	2,456
Investment securities	84	103	223	316	1,043
Federal funds sold and
other short-term investments	416	462	582	1,423	1,895
Total interest income	43,286	45,636	47,473	133,227	149,205
Interest expense:
Deposits and escrow	4,908	5,132	5,302	15,240	16,449
Borrowed funds	6,725	6,752	8,773	20,267	31,465
Total interest expense	11,633	11,884	14,075	35,507	47,914
Net interest income	31,653	33,752	33,398	97,720	101,291
Provision for loan losses	240	28	126	425	3,858
Net interest income after
provision for loan losses	31,413	33,724	33,272	97,295	97,433

Non-interest income:
Service charges and other fees	1,015	827	1,244	2,554	2,840
Mortgage banking income, net	76	112	259	350	1,475
Other than temporary impairment ("OTTI")
charge on securities (1)	-	-	-	-	(181)
Gain (loss) on sale of securities
and other assets	(21)	-	-	89	44
Gain (loss) on trading securities	104	(17)	67	187	136
Other	834	799	1,004	2,446	3,037
Total non-interest income	2,008	1,721	2,574	5,626	7,351
Non-interest expense:
Compensation and benefits	9,466	9,298	9,220	28,715	28,635
Occupancy and equipment	2,697	2,506	2,527	7,735	7,431
Federal deposit insurance premiums	515	445	502	1,470	1,557
Other	2,897	3,098	3,522	9,311	10,232
Total non-interest expense	15,575	15,347	15,771	47,231	47,855

Income before taxes	17,846	20,098	20,075	55,690	56,929
Income tax expense	7,215	8,059	8,280	22,450	23,356

Net Income	$10,631	$12,039	$11,795	$33,240	$33,573

Earnings per Share ("EPS"):
Basic	$0.30	$0.34	$0.34	$0.95	$0.98
Diluted	$0.30	$0.34	$0.34	$0.95	$0.98

Average common shares outstanding
for Diluted EPS	35,527,503	35,048,063	34,497,817	35,157,647	34,287,779

(1) Total OTTI charges on securities are summarized as follows for the periods presented:
Credit component (shown above)	$-	$-	$-	$-	$181
Non-credit component not included in earnings	-	-	-	-	6
Total OTTI charges	$-	$-	$-	$-	$187

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012

Performance Ratios:
Reported EPS (Diluted)	$0.30	$0.34	$0.34	$0.95	$0.98
Return on Average Assets	1.07%	1.20%	1.21%	1.11%	1.13%
Return on Average Stockholders' Equity	10.19%	11.93%	12.32%	10.91%	11.98%
Return on Average Tangible Stockholders' Equity	11.49	13.53	14.05	12.35	13.69
Net Interest Spread	3.17	3.34	3.38	3.24	3.32
Net Interest Margin	3.35	3.55	3.59	3.45	3.57
Non-interest Expense to Average Assets	1.56	1.53	1.62	1.58	1.61
Efficiency Ratio	46.38	43.24	43.92	45.82	44.05
Effective Tax Rate	40.43	40.10	41.25	40.31	41.03

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$11.57	$11.34	$10.89	$11.57	$10.89
Tangible Book Value Per Share	10.30	10.06	9.58	10.30	9.58

Average Balance Data:
Average Assets	$3,980,840	$4,009,237	$3,900,029	$3,978,466	$3,965,917
Average Interest Earning Assets	3,782,043	3,803,526	3,716,268	3,781,782	3,787,299
Average Stockholders' Equity	417,459	403,604	383,032	406,219	373,559
Average Tangible Stockholders' Equity	369,982	355,823	335,709	358,740	326,992
Average Loans	3,646,845	3,602,249	3,332,417	3,585,641	3,389,404
Average Deposits	2,623,840	2,615,213	2,395,680	2,603,607	2,376,987

Asset Quality Summary:
Net charge-offs (recoveries)	$202	$57	$(325)	$435	$3,500
Non-performing Loans	8,838	9,507	10,690	8,838	10,690
Non-performing Loans/ Total Loans	0.24%	0.26%	0.32%	0.24%	0.32%
Nonperforming Assets (1)	$9,735	$10,987	$11,580	$9,735	$11,580
Nonperforming Assets/Total Assets	0.24%	0.28%	0.29%	0.24%	0.29%
Allowance for Loan Loss/Total Loans	0.56	0.57	0.62	0.56	0.62
Allowance for Loan Loss/Non-performing Loans	232.41	215.65	193.59	232.41	193.59
Loans Delinquent 30 to 89 Days at period end	$3,763	$159	$4,322	$3,763	$4,322

Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	9.51%	9.31%	8.76%	9.51%	8.76%

Regulatory Capital Ratios (Bank Only):
Leverage Capital Ratio	10.24%	10.27%	9.83%	10.24%	9.83%
Tier One Risk Based Capital Ratio	13.35	13.20	13.56	13.35	13.56
Total Risk Based Capital Ratio	14.07	13.93	14.33	14.07	14.33

(1) Amount comprised of total non-accrual loans and the recorded balance of pooled bank trust preferred security investments for which the Bank had not received any contractual payments of interest or principal in over 90 days

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	September 30, 2013			June 30, 2013			September 30, 2012
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,644,557	$42,451	4.66%	$3,600,154	$44,692	4.97%	$3,329,996	$45,963	5.52%
Other loans	2,288	25	4.37	2,095	25	4.77	2,421	28	4.63
Mortgage-backed securities	35,219	310	3.52	39,669	354	3.57	86,037	677	3.15
Investment securities	29,122	84	1.15	29,101	103	1.42	97,926	223	0.91
Other short-term investments	70,857	416	2.35	132,507	462	1.39	199,888	582	1.16
Total interest earning assets	3,782,043	$43,286	4.58%	3,803,526	$45,636	4.80%	3,716,268	$47,473	5.11%
Non-interest earning assets	198,797			205,711			183,761
Total assets	$3,980,840			$4,009,237			$3,900,029

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$88,471	$49	0.22%	$92,502	$70	0.30%	$93,132	$48	0.21%
Money Market accounts	1,122,644	1,413	0.50	1,082,789	1,406	0.52	850,288	1,155	0.54
Savings accounts	380,088	48	0.05	381,137	64	0.07	365,976	141	0.15
Certificates of deposit	862,792	3,398	1.56	883,881	3,592	1.63	935,278	3,958	1.68
Total interest bearing deposits	2,453,995	4,908	0.79	2,440,309	5,132	0.84	2,244,674	5,302	0.94
Borrowed Funds	810,191	6,725	3.29	813,565	6,752	3.33	993,289	8,773	3.51
Total interest- bearing liabilities	3,264,186	$11,633	1.41%	3,253,874	$11,884	1.46%	3,237,963	$14,075	1.73%
Non-interest bearing checking accounts	169,845			174,904			151,006
Other non- interest- bearing liabilities	129,350			176,855			128,028
Total liabilities	3,563,381			3,605,633			3,516,997
Stockholders' equity	417,459			403,604			383,032
Total liabilities and stockholders' equity	$3,980,840			$4,009,237			$3,900,029
Net interest income		$31,653			$33,752			$33,398
Net interest spread			3.17%			3.34%			3.38%
Net interest-earning assets	$517,857			$549,652			$478,305
Net interest margin			3.35%			3.55%			3.59%

Ratio of interest- earning assets to interest- bearing liabilities		115.86%			116.89%			114.77%

Deposits (including non-interest bearing checking accounts)	$2,623,840	$4,908	0.74%	$2,615,213	$5,132	0.79%	$2,395,680	$5,302	0.88%
SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$3,467			$4,692			$3,332
Real estate loans (excluding prepayment and late payment fees)			4.28%			4.44%			5.12%
Interest earning assets (excluding prepayment and late payment fees)			4.21%			4.31%			4.75%

Net Interest income (excluding loan prepayment and late payment fees and borrowing prepayment costs)		$28,186			$29,060			$30,066

Net Interest margin (excluding loan prepayment and late payment fees and borrowing prepayment costs)			2.98%			3.06%			3.24%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

Non-Performing Loans	At September 30, 2013	At June 30, 2013	At September 30, 2012
One- to four-family and cooperative apartment	$1,136	$1,164	$1,150
Multifamily residential and mixed use residential real estate (1)	1,993	1,688	1,008
Mixed use commercial real estate (1)	-	1,150	721
Commercial real estate	5,707	5,500	7,805
Construction	-	-	-
Other	2	5	6
Total Non-Performing Loans (2)	$8,838	$9,507	$10,690
Other Non-Performing Assets
Other real estate owned	-	585	-
Pooled bank trust preferred securities (3)	897	895	-
Non-performing loans held for sale:			-
Mixed use commercial real estate	-	-	-
Multifamily residential and mixed use residential real estate	-	-	890
Total Non-Performing Assets	$9,735	$10,987	$11,580

Troubled Debt Restructurings ("TDRs") not included in non-performing loans (2)
One- to four-family and cooperative apartment	938	941	290
Multifamily residential and mixed use residential real estate (1)	1,899	1,524	2,298
Mixed use commercial real estate (1)	711	718	736
Commercial real estate	29,570	35,516	39,782
Total Performing TDRs	$33,118	$38,699	$43,106

(1) Includes loans underlying cooperatives.  While the loans within these categories are often considered "commercial real estate" in nature, they are   classified separately in the table above to provide further emphasis of the discrete composition of their underlying real estate collateral.

(2) Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR.  These non-accruing TDRs, which totaled $5,707 at September 30, 2013, $5,893 at June 30, 2013 and $8,135 at September 30, 2012, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(3) These assets were deemed non-performing since the Company had, as of the dates indicated, not received any payments of principal or interest on them for a period of at least 90 days.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At September 30, 2013	At June 30, 2013	At September 30, 2012
Total Non-Performing Assets	$9,735	$10,987	$10,690
Loans 90 days or more past due on accrual status (4)	1,398	974	-
TOTAL PROBLEM ASSETS	$11,133	$11,961	$10,690

Tier One Capital - The Dime Savings Bank of Williamsburgh	$404,022	$398,710	$381,700
Allowance for loan losses	20,540	20,502	20,694
TANGIBLE CAPITAL PLUS RESERVES	$424,562	$419,212	$402,394

PROBLEM ASSETS AS A PERCENTAGE OF
TANGIBLE CAPITAL AND RESERVES	2.6%	2.9%	2.7%

(4) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve  months, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.